EXHIBIT H-2


THOMAS J. VILSACK                                   IOWA UTILITIES BOARD
GOVERNOR                                            IOWA DEPARTMENT OF COMMERCE
SALLY J. PEDERSON
LT. GOVERNOR



September 7, 1999



Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, D.C. 20549

RE:  Public Utility Holding Company Act of 1935 Rule 53 Filing

Dear Commission Members:

Alliant Energy Corporation ("AEC") , Interstate Power Company ("IPC") and IES Utilities Inc. ("IES") advised the Iowa Utilities Board (Board) that AEC anticipates that it will make a request to the Securities and Exchange Commission. AEC plans to request approval for an increase in its authority for investments in foreign utility companies ("FUCOs") and exempt wholesale generators ("EWGs") beyond that permitted under existing AEC orders and Rule 53 promulgated under the Public Utility Holding Company Act of 1935, as amended (the "Act"). In connection with such activities, AEC requested that the Board provide to you the certification contemplated in Section 33(a)(2) of the Act.

The Board has jurisdiction over the retail electric rates of AEC's public utility subsidiaries, IPC and IES. The Board hereby certifies that it has the authority and resources to protect ratepayers of IPC and IES, and that it intends to exercise its authority.

This certification is applicable to FUCOs and EWGs in which AEC or its subsidiaries seek to obtain an ownership interest. The certification is subject to future revision or withdrawal by the Board.

Very truly yours,


Allen T. Thoms
Chairperson
Iowa Utilities Board




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